Exhibit 11.1

We consent to the use in this Offering Statement on Form 1-A, utilizing Form S-11 format, of Iroquois Valley Farmland REIT, PBC of our report dated April 22, 2026 related to our audit of the financial statements of Iroquois Valley Farmland REIT, PBC as of and for the years ended December 31, 2025 and 2024.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

May 12, 2026